FIRST ALBANY REPORTS FOURTH QUARTER

 AND FULL YEAR 2005 FINANCIAL RESULTS

ALBANY, NEW YORK, March 14, 2006 – First Albany Companies Inc. (NASDAQ: FACT) reported its financial results for the fourth quarter and year ended December 31, 2005, and will hold a conference call today at 4:30 P.M., EST (see dial-in information below).

First Albany’s 2005 fourth quarter net revenues from continuing operations were $63.8 million, compared to $56.5 million for the fourth quarter of 2004.  The Company reported net income from continuing operations of $3.5 million, or $0.24 per diluted share, for the 2005 fourth quarter, compared to $2.6 million, or $0.19 per diluted share, for the same period in 2004.  Diluted earnings per share on a consolidated basis for the 2005 fourth quarter were $0.20 per share compared to $0.15 for the fourth quarter of 2004.

For the year ended December 31, 2005, First Albany’s net revenues from continuing operations were $166.1 million compared to $176.6 million for 2004.  The Company reported a net loss from continuing operations of $9.4 million, or $0.68 per diluted share, for 2005 compared to a net loss from continuing operations of $1.9 million, or $0.15 per diluted share, for 2004.  Included in the loss from continuing operations for 2005, is a $9.7 million charge taken to establish a deferred tax asset valuation allowance.  Consolidated diluted earnings per share for 2005 was a net loss of $0.74 compared to a net loss of $0.29 for 2004.

2005 Business Highlights

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The Company recorded a $31.0 million gain from the initial public offering of iRobot Corporation (Nasdaq: IRBT) in the fourth quarter of 2005.

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Public Finance achieved record revenues in 2005 of $28.8 million.

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Total Investment Banking achieved a fifth consecutive year of revenue growth to $47.6 million, up from $23.0 million in 2001.

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FA Technology Ventures invested an additional $10.8 million in six existing and two new portfolio companies.

“While 2005 was a challenging year, we did make some significant progress,” said Alan Goldberg, President and Chief Executive Officer of First Albany Companies. “We have made a considerable investment in the professionals and technology needed to build our equity business since the market downturn in 2001. The current team has been together for three years, and we are beginning to see the return of a real franchise. Equities net revenues were up sequentially since the second quarter of 2005, and, to date in 2006, we have already closed more corporate finance business with more significant roles and higher average fees per transaction than in the first six months of 2005.”

“In 2006, we plan to build on these accomplishments and position First Albany for growth and profitability,” said Goldberg. “We want to maintain our strong team and grow our investment banking revenues as a percentage of our total business, which occurred in 2005 because of the record revenues from Public Finance. We intend to continue to monetize our investment portfolio to increase our capital base, as seen in transactions such as the IPO of iRobot Corporation, which was co-managed by our corporate finance department. And we will continue to focus on cost containment, so that as we work to increase our revenue levels, we will more easily achieve profitability through our improved operating leverage.”

Net Revenues

Investment Banking

Investment Banking net revenue was $15.1 million for the 2005 fourth quarter, compared to $15.4 million for the 2004 fourth quarter.  For the year ended December 31, 2005, Investment Banking net revenue was $47.6 million compared to $45.2 million for the same period in 2004.

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A strong quarter in Public Finance helped drive Fixed Income Investment Banking net revenue to $8.5 million for the 2005 fourth quarter compared to $6.8 million for the 2004 fourth quarter.  Public Finance led or co-led six transactions with an average deal size of $110.6 million compared to four transactions in the fourth quarter of 2004 at an average size of $57.0 million.  For the year ended December 31, 2005, Fixed Income Investment Banking net revenue was $29.5 million compared to $19.3 million for 2004, due primarily to an increase in underwriting revenue.

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Equity Investment Banking net revenue was $6.6 million for the 2005 fourth quarter compared to $8.6 million for the 2004 fourth quarter as a result of lower advisory fee revenue.  The Company completed nine transactions during the quarter, acting as a co-manager on five public offerings, a placement agent on three private transactions, and an advisor on one acquisition.  For the year ended December 31, 2005, Investment Banking net revenue was $18.1 million compared to $25.9 million for 2004, primarily from a decline in underwriting activity and advisory fee revenue.

Institutional Sales & Trading

Institutional Sales & Trading net revenue was $20.2 million for the 2005 fourth quarter, compared to $26.6 million for the 2004 fourth quarter.  For the year ended December 31, 2005, Institutional Sales & Trading net revenue was $89.5 million, compared to $114.7 million for the same period in 2004.

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Equity Sales & Trading net revenue of $10.3 million for the 2005 fourth quarter was unchanged from the same period a year ago.  A three percent gain in NASDAQ net revenue for the 2005 fourth quarter was offset by a six percent drop in Listed net revenue. For the year ended December 31, 2005, equity sales and trading net revenue was $41.9 million compared to $50.8 million for the same period in 2004, due primarily to a decline in customer activity.

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Municipal Sales & Trading net revenue was $3.9 million for the 2005 fourth quarter, compared to $4.2 million for the 2004 fourth quarter. For the year ended December 31, 2005, municipal sales and trading net revenue was $13.4 million compared to $16.5 million for the same period in 2004.  The drop in net revenue was due primarily to a decline in principal transaction revenue.

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Mortgage-backed net revenue was $3.9 million for the 2005 fourth quarter compared to $3.5 million for the 2004 fourth quarter.  For the twelve months ended December 31, 2005, mortgage-backed net revenue was up $3.7 million to $17.9 million, compared to $14.2 million for the same period in 2004.  Descap Securities, Inc., which the Company acquired in May 2004, accounted for the year-over-year increase.

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Corporate bond net revenue for the 2005 fourth quarter was $1.5 million compared to $6.6 million for the 2004 fourth quarter. For the year ended December 31, 2005, corporate bond net revenue was $11.3 million compared to $24.5 million for 2004, as spread compression continued to negatively impact secondary corporate bond activity.

Other

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Other net revenue was $28.9 million for the 2005 fourth quarter compared to $13.5 million for the 2004 fourth quarter, primarily due to a $31.0 million gain from the initial public offering of iRobot Corporation (Nasdaq: IRBT). For the year ended December 31, 2005, gains on the Company’s investment portfolio totaled $21.6 million versus $10.1 million in 2004.

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FA Technology Ventures, the Companies’ venture fund, invested an additional $10.8 million in 2005 in six existing and two new portfolio companies in the fund’s targeted fields of information and energy technologies.

Expenses

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Non-interest operating expenses were $42.1 million in the 2005 fourth quarter, 20.0 percent lower than in the fourth quarter of 2004.  For the year ended December 31, 2005, non-interest operating expenses were $167.1 million, 9.9 percent lower than in 2004.  Total headcount was down 12.8 percent at the end of 2005 compared to the end of 2004.

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Compensation and benefits expenses in the 2005 fourth quarter were $30.2 million, down 23.6 percent from $39.5 million in the 2004 fourth quarter, primarily due to a decline in incentive compensation as a result of the decline in equities net revenue and a drop in fixed income sales and trading revenue.  For the year ended December 31, 2005, compensation and benefits expenses were $118.1 million, down 10.1 percent from 2004.  Included in the 2005 results is $3.2 million in severance costs related to the Company’s ongoing program to reduce headcount and operating costs.

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Non-compensation expenses in the 2005 fourth quarter were $11.9 million, down 9.3 percent from $13.1 million in the 2004 fourth quarter. In the fourth quarter of 2004, costs related to documenting compliance with section 404 of Sarbanes-Oxley totaled $0.7 million. For the year ended December 31, 2005, non-compensation expenses were $49.0 million, down 9.2 percent from 2004.  Non-compensation expenses in 2005 include $2.1 million in expenses incurred as part of the Company’s plans to consolidate its offices.  Results for 2004 were negatively impacted by $7.7 million in unusual items, including litigation expenses, restructuring charges, an asset impairment, and costs related to documenting compliance with Section 404 of Sarbanes-Oxley.

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Income Tax Expense from continuing operations for the 2005 fourth quarter was $18.3 million, reflecting a $9.7 million charge as a result of a valuation allowance related to the Company’s deferred tax asset.  The valuation allowance was established as a result of uncertainties as to its realization and cumulative taxable losses which have occurred over the past two years.

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First Albany Companies
Operational Highlights
(Unaudited)
	Three Months Ended December 31			Twelve Months Ended December 31
	2005	2004	2005 V 2004	2005	2004	2005 V 2004
(Dollars in Thousands)
Net Revenues:

Equities	$16,874	$18,879	-11%	$60,047	$77,000	-22%
Fixed Income	18,068	24,085	-25%	78,507	86,002	-9%
Other	28,868	13,522	113%	27,595	13,633	102%

Total	$63,810	$56,486	13%	$166,149	$176,635	-6%

Pre-Tax Operating Income (Loss):

Equities	$476	$297	60%	$(4,712)	$4,234	-211%
Fixed Income	470	4,048	-88%	6,458	13,948	-54%
Other	20,810	(427)	n/m	(2,694)	(26,932)	90%

Total	$21,756	$3,918	455%	$(948)	$(8,750)	89%

Capital Markets (Fixed Income & Equities)
	Three Months Ended December 31			Twelve Months Ended December 31
	2005	2004	2005 V 2004	2005	2004	2005 V 2004
(Dollars in Thousands)
Net Revenues:

Institutional Sales & Trading
Equities	$10,278	$10,262	0%	$41,883	$50,801	-18%
Fixed Income	9,875	16,358	-40%	47,588	63,912	-26%

Total Institutional Sales & Trading	20,153	26,620	-24%	89,471	114,713	-22%

Investment Banking
Equities	6,591	8,555	-23%	18,099	25,948	-30%
Fixed Income	8,539	6,811	25%	29,489	19,265	53%

Total Investment Banking	15,130	15,366	-2%	47,588	45,213	5%

Net Interest Income	(358)	909	-139%	1,402	2,764	-49%
Other Income	17	69	-75%	93	312	-70%

Total Net Revenues	$34,942	$42,964	-19%	$138,554	$163,002	-15%

Note: Does not include Discontinued Operations

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Other

As of March 14, 2006 the Company entered into a loan agreement with a financial institution and will be using the proceeds of that loan to repay the senior debt.

Shareholders’ Equity

Shareholders’ equity as of December 31, 2005 was $87.7 million, compared to $79.7 million on September 30, 2005.  Book value per share as of December 31, 2005 was $6.28, as compared to $5.96 on September 30, 2005.

Conference Call Information

First Albany Companies will hold a conference call today, Tuesday, March 14, 2006, at 4:30 P.M. (EST).   This call will be webcast and can be accessed on the Investor Relations portion of the First Albany Companies website at www.firstalbany.com, as well as being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site. To participate on the call, please dial 800.362.0571 and request the First Albany earnings call. A recording of the call will be available for seven days by dialing 800.283.7928.

About First Albany

Founded in 1953, First Albany is a leading institutionally focused independent investment bank that serves the institutional market, the growing corporate middle market and public institutions by providing clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products through its Equities division, Fixed Income division and Venture Capital division, FA Technology Ventures Inc.  First Albany is traded on NASDAQ under the symbol FACT with offices in major business and commercial markets.

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This press release contains "forward-looking statements,” which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control.  It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

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FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Paul W. Kutey (Investors)

Chief Financial Officer

First Albany Companies

518.447.8500

Ben Tanner (Media)

Fleishman Hillard

212.453.2301

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FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	December 31		December 31
(In thousands of dollars except for per share amounts and shares outstanding)	2005	2004	2005	2004
Revenues:
Commissions	$4,008	$3,871	$17,594	$19,992
Principal transactions	16,157	23,895	72,495	93,511
Investment banking	15,132	14,302	47,745	46,485
Investment gains	27,839	12,410	21,591	10,070
Interest	3,895	3,500	15,380	10,395
Fees and other	613	552	4,178	2,345
Total revenues	67,644	58,530	178,983	182,798
Interest expense	3,834	2,043	12,834	6,163
Net revenues	63,810	56,487	166,149	176,635
Expenses (excluding interest):
Compensation and benefits	30,201	39,505	118,120	131,421
Clearing, settlement and brokerage costs	1,857	1,637	9,038	6,648
Communications and data processing	3,113	3,429	14,078	14,797
Occupancy and depreciation	3,362	2,615	12,505	9,597
Selling	1,626	2,067	6,860	7,739
Impairment	-	-	-	1,375
Restructuring	-	525	-	1,275
Other	1,895	2,791	6,496	12,533
Total expenses (excluding interest)	42,054	52,569	167,097	185,385
Income (loss) before income taxes	21,756	3,918	(948)	(8,750)
Income tax expense (benefit)	18,259	1,322	8,467	(6,866)
Income (loss) from continuing operations	3,497	2,596	(9,415)	(1,884)
Income (loss) from discontinued operations, net of taxes	(553)	(555)	(802)	(1,703)
Net income (loss)	$2,944	$2,041	$(10,217)	$(3,587)

Per share data:
Basic earnings:
Continued operations	$0.25	$0.19	$(0.68)	$(0.15)
Discontinued operations	(0.04)	(0.04)	(0.06)	(0.14)
Net Income (Loss)	$0.21	$0.15	$(0.74)	$(0.29)
Diluted earnings:
Continued operations	$0.24	$0.19	$(0.68)	$(0.15)
Discontinued operations	(0.04)	(0.04)	(0.06)	(0.14)
Net Income (Loss)	$0.20	$0.15	$(0.74)	$(0.29)

Weighted average common and common equivalent shares outstanding:
Basic	14,197,648	13,286,484	13,824,217	12,528,136
Dilutive (a)	14,913,053	14,069,743	14,679,596	13,621,366

(a) Amount includes, for the twelve months of 2005, 0.9 million, and for the twelve months of 2004, 1.1 million, common equivalent shares that were excluded from the computation of dilutive earnings per share because they were anti-dilutive.

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